Exhibit 99.1
PLUMAS BANCORP REPORTS THIRD QUARTER
AND YEAR TO DATE RESULTS
QUINCY, California, October 30, 2009 — Plumas Bancorp, (NasdaqCM:PLBC), a bank holding company and the parent company of Plumas Bank, today announced a third quarter 2009 net loss of $1.14 million ($0.27 per diluted share) versus earnings of $390 thousand, or $0.08 per diluted share, during the third quarter of 2008. For the nine months ended September 30, 2009 Plumas Bancorp reported a net loss of $5.65 million ($1.28 per diluted share), as compared to earnings of $1.66 million, or $0.34 per diluted share, during the same period in the prior year. The decline in earnings for both the quarter and the nine month period are primarily related to an increase in the provision for loans losses, provision for other real estate owned (“OREO”) and higher FDIC insurance assessments.
Douglas N. Biddle, president and chief executive officer, remarked, “Our continued efforts to reduce our current level of non-performing loans are beginning to bear fruit. In this regard, we completed foreclosure actions on several loans during the third quarter resulting in a $14 million decrease in non-performing loans. As these balances transfer to OREO we have much greater control over the eventual disposition of these assets.” Biddle added, “We were also pleased with the progress we have made in generating non-interest income through our government-guaranteed lending activities as demonstrated by an increase in SBA loan sale gains from $111 thousand during the first nine months of 2008 to $215 thousand during the same period in 2009. We continue to maintain a strong capital position as evidenced by our capital ratios which significantly exceed regulatory guidelines for a well capitalized institution.”
Biddle also commented, “For the first time in our Company’s 29 year history our total assets exceeded $500 million, a watershed event for our Bank. We remain enthusiastic about the prospects for our Company and as illustrated below, we feel that we have made definite progress during the third quarter of 2009.” “We are confident in our ability to weather this uncertain economic climate and are focused on positioning our company for future growth and a return to profitability,” concluded Biddle.
Third Quarter Progress
Three Months Ended September 30, 2009 vs. June 30, 2009
•	Total assets increased $40 million or 8.5% to $503 million

•	Deposits increased 6.3% to $424 million

•	Provision for loan losses for the quarter declined $3.3 million or 56%

•	Non-performing loans as a percentage of total loans decreased from 8.6% to 5.0%

•	Non-performing assets as a percentage of total assets decreased from 7.6% to 6.5%

Asset Quality
The Company has implemented a Management Asset Resolution Committee (MARC) to address the level of nonperforming loans and OREO. It consists of members of executive and credit administration management, and the activities are governed by a formal written charter. The MARC meets semi-monthly and reports to the Board’s Loan Committee.
More specifically, a formal plan to effect repayment and/or disposition of every significant nonperforming loan relationship has been developed and documented for review and on-going oversight by the MARC. Some of the strategies used to reduce the level of nonperforming loans include, but are not limited to: 1) obtaining additional collateral, 2) obtaining additional investor cash infusion, 3) sale of the promissory note to an outside party, 4) proceeding with foreclosure on the underlying collateral, 5) legal action against borrower/guarantors to encourage settlement of debt and/or collect any deficiency balance owed. Each step includes a benchmark timeline to track progress.
MARC also provides guidance for the maintenance and timely disposition of OREO properties including developing financing and marketing programs to incent individuals to purchase OREO.
Nonperforming loans at September 30, 2009 were $17.2 million (5.00% of total loans), a decrease of $9.5 million from the December 31, 2008 balance of $26.7 million and $13.4 million over the $3.8 million (1.06% of total loans) balance at September 30, 2008. Nonperforming assets (which is comprised of nonperforming loans, discussed above, plus repossessed vehicles and foreclosed real estate) at September 30, 2009 were $32.8 million, an increase of $1.8 million over the balance of $31.0 million at December 31, 2008 and an increase of $26.6 million over the $6.2 million balance at September 30, 2008. Nonperforming assets include foreclosed real estate of $15.5 million at September 30, 2009 compared to $4.1 million at December 31, 2008 and $2.4 million at September 30, 2008. Foreclosed real estate holdings consist of thirty properties at September 30, 2009. Of these thirty properties, four properties represent 74% of the balance or $11.4 million of the $15.5 million.
The Company increased its provision for loan losses from $1.7 million during the nine months ended September 30, 2008 to $11.3 million during the nine months ended September 30, 2009. As a percentage of total loans, the allowance for loan losses has increased from 1.37% at September 30, 2008 to 1.97% at December 31, 2008 and to 2.43% at September 30, 2009.
Net charge-offs during the nine months ended September 30, 2009 totaled $10.2 million, an increase of $9.2 million from the $1.0 million incurred during the same period of 2008. Net charge-offs as an annualized percentage of average loans totaled 3.77% during the first nine months of 2009, up from 0.38% for the nine months ended September 30, 2008.

Shareholders’ Equity
Total shareholders’ equity increased by $4.6 million from $37.1 million at September 30, 2008 to $41.7 million at September 30, 2009. This increase is related to the issuance of $11.9 million in preferred stock under the government’s Capital Purchase Program (“CPP”) during January of 2009, partially offset by our 2009 loss, common stock cash dividends paid in November, 2008, preferred stock dividends paid during 2009 and common stock repurchases made from October through December of 2008. No stock repurchases were made in 2009 and none are anticipated as long as the preferred stock is outstanding.
Book value per common share decreased to $6.30 at September 30, 2009 from $7.73 at September 30, 2008. Plumas Bancorp’s total risk-based capital ratio increased to 12.9% at September 30, 2009 compared to 12.8% and 12.2% at September 30, 2008 and December 31, 2008, respectively.
Investments, Loans, Deposits and Borrowings
The Company has been successful in generating deposits which increased by $40.7 million from $383 million at September 30, 2008 to $424 million at September 30, 2009. This increase is primarily related to a new interest bearing transaction account designed for local public agencies, which we have marketed to several of the municipalities in our service area. The increase in deposits funded an increase of $33.4 million in investment securities which consist primarily of U.S. government agency securities. In addition, we reduced our short-term borrowings by $7 million.
Net loans decreased by $17.8 million, or 5% from $354 million at September 30, 2008 to $336 million at September 30, 2009. This overall decline in net loans was related to loan charge-offs as well as a $13.2 million increase in real estate and vehicles acquired through foreclosure.
Net Interest Income and Net Interest Margin
For the quarter ended September 30, 2009 net interest income before provision for loan losses totaled $4.7 million, a decline of $493 thousand or 9% from the $5.2 million earned during the third quarter of 2008. Net interest margin declined 73 basis points from 5.16% for the quarter ended September 30, 2008 to 4.43% for the quarter ended September 30, 2009. For the nine months ended September 30, 2009 net interest income before provision for loan losses totaled $14.4 million, a decline of $946 thousand from the $15.3 million earned during the same period in 2008. Net interest margin declined 48 basis points to 4.61% during the current nine-month period from 5.09% for the same period in the prior year.
This decline in margin is primarily related to an increase in nonperforming loans for the three and nine months ended September 30, 2009. While nonperforming loans are included in the computation of net interest margin, the vast majority of these loans are not accruing interest. The result is a decrease in loan yield and a decrease in net interest margin. Additionally, net interest margin has declined related to decreases in market interest rates and changes in the mix of earning assets including an increase in average investment securities and a decrease in average loans. The Company’s cost of funds has benefited from both the maturity of higher rate time deposits and the decline in market interest rates.

Non-Interest Expense
Primarily related to increases in OREO write-downs and higher FDIC insurance assessments, non-interest expense increased by $2.1 million from $14.9 million for the nine months ended September 30, 2008 to $17.0 million during the current nine month period. For the three months ended September 30, 2009 non-interest expense increased by $758 thousand to $5.7 million compared to the third quarter of 2008. The Company experienced an $848 thousand increase in provision for OREO losses from $39 thousand for the nine months ended September 30, 2008 to $887 thousand during the current nine month period. The OREO loss provision increased by $531 thousand in the three months ended September 30, 2009 versus the same quarter one year ago. During 2009 the FDIC increased regular assessments and implemented, on June 30, 2009, a special assessment on all banks. For Plumas Bank, FDIC insurance expense increased by $722 thousand for the nine months ended September 30, 2009, of which $168 thousand relates to the third quarter.

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank based in Northeastern California. The Bank operates thirteen branches located in the counties of Plumas, Lassen, Sierra, Placer, Nevada, Modoc and Shasta, and it also operates a commercial real estate lending office in Reno, Nevada. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the U. S. Small Business Administration. Plumas Bank was named a Premier Bank in 2008 by The Findley Reports. Additionally, in recognition of the Company’s long history of stock performance, Plumas Bancorp was named to the Keefe, Bruyette & Woods Honor Roll for banking institutions. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.
Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.
In addition, discussions about risks and uncertainties are set forth from time to time in the Company’s publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	As of September 30,
	2009	2008	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$35,158	$17,003	$18,155	106.8%
Federal funds sold	—	12,100	(12,100)	0.0%
Investment securities	75,777	42,396	33,381	78.7%
Loans, net of allowance for loan losses	335,838	353,648	(17,810)	-5.0%
Premises and equipment, net	14,838	16,017	(1,179)	-7.4%
Intangible assets, net	691	865	(174)	-20.1%
Bank owned life insurance	10,023	9,680	343	3.5%
Real estate and vehicles acquired through foreclosure	15,584	2,412	13,172	546.1%
Accrued interest receivable and other assets	14,659	9,378	5,281	56.3%

Total assets	$502,568	$463,499	$39,069	8.4%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$423,938	$383,215	$40,723	10.6%
Short-term borrowings	20,000	27,000	(7,000)	-25.9%
Accrued interest payable and other liabilities	6,648	5,899	749	12.7%
Junior subordinated deferrable interest debentures	10,310	10,310	—	0.0%

Total liabilities	460,896	426,424	34,472	8.1%
Shareholders’ equity	41,672	37,075	4,597	12.4%

Total liabilities and shareholders’ equity	$502,568	$463,499	$39,069	8.4%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE THREE MONTHS ENDED SEPTEMBER 30,	2009	2008	Dollar Change	Percentage Change

Interest income	$5,653	$6,431	$(778)	-12.1%
Interest expense	917	1,202	(285)	-23.7%

Net interest income before provision for loan losses	4,736	5,229	(493)	-9.4%
Provision for loan losses	2,550	700	1,850	264.3%

Net interest income after provision for loan losses	2,186	4,529	(2,343)	-51.7%
Non-interest income	1,535	1,016	519	51.1%
Non-interest expenses	5,743	4,985	758	15.2%

Income (loss) before income taxes	(2,022)	560	(2,582)	-461.1%
Provision (benefit) for income taxes	(882)	170	(1,052)	-618.8%

Net income (loss)	$(1,140)	$390	$(1,530)	-392.3%
Dividends accrued and discount accreted on preferred shares	(171)	—	(171)	100.0%

Net income (loss) available to common shareholders	$(1,311)	$390	$(1,701)	-436.2%

Basic earnings (loss) per share	$(0.27)	$0.08	$(0.35)	-437.5%

Diluted earnings (loss) per share	$(0.27)	$0.08	$(0.35)	-437.5%

FOR THE NINE MONTHS ENDED SEPTEMBER 30,	2009	2008	Dollar Change	Percentage Change

Interest income	$17,101	$19,647	$(2,546)	-13.0%
Interest expense	2,706	4,306	(1,600)	-37.2%

Net interest income before provision for loan losses	14,395	15,341	(946)	-6.2%
Provision for loan losses	11,300	1,690	9,610	568.6%

Net interest income after provision for loan losses	3,095	13,651	(10,556)	-77.3%
Non-interest income	4,041	3,782	259	6.8%
Non-interest expenses	17,041	14,949	2,092	14.0%

Income (loss) before income taxes	(9,905)	2,484	(12,389)	-498.8%
Provision (benefit) for income taxes	(4,258)	822	(5,080)	-618.0%

Net income (loss)	$(5,647)	$1,662	$(7,309)	-439.8%
Dividends accrued and discount accreted on preferred shares	(458)	—	(458)	100.0%

Net income (loss) available to common shareholders	$(6,105)	$1,662	$(7,767)	-467.3%

Basic earnings (loss) per share	$(1.28)	$0.34	$(1.62)	-476.5%

Diluted earnings (loss) per share	$(1.28)	$0.34	$(1.62)	-476.5%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(In thousands, except per share data)
(Unaudited)

	September 30,
	2009	2008
QUARTERLY AVERAGE BALANCES
Assets	$497,141	$449,490
Earning assets	$424,539	$403,318
Loans	$356,210	$357,970
Deposits	$417,196	$380,195
Common equity	$31,671	$37,440
Total equity	$43,232	$37,440

CREDIT QUALITY DATA
Allowance for loan losses	$8,350	$4,896
Allowance for loan losses as a percentage of total loans	2.43%	1.37%
Nonperforming loans	$17,204	$3,793
Nonperforming assets	$32,788	$6,205
Nonperforming loans as a percentage of total loans	5.00%	1.06%
Nonperforming assets as a percentage of total assets	6.52%	1.34%
Year-to-date net charge-offs	$10,174	$1,005
Year-to-date net charge-offs as a percentage of average loans, annualized	3.77%	0.38%

SHARE AND PER SHARE DATA
Basic earnings (loss) per share for the quarter	$(0.27)	$0.08
Diluted earnings (loss) per share for the quarter	$(0.27)	$0.08
Quarterly weighted average shares outstanding	4,776	4,809
Quarterly weighted average diluted shares outstanding	4,776	4,820
Basic earnings (loss) per share, year-to-date	$(1.28)	$0.34
Diluted earnings (loss) per share, year-to-date	$(1.28)	$0.34
Year-to-date weighted average shares outstanding	4,776	4,830
Year-to-date weighted average diluted shares outstanding	4,776	4,852
Book value per share	$6.30	$7.73
Common cash dividends paid per share, year-to-date	$0.00	$0.16
Total shares outstanding	4,776	4,794

QUARTERLY KEY FINANCIAL RATIOS
Annualized return on average equity	-16.6%	4.1%
Annualized return on average assets	-0.92%	0.34%
Net interest margin	4.43%	5.16%
Efficiency ratio	91.6%	79.8%

YEAR-TO-DATE KEY FINANCIAL RATIOS
Annualized return (loss) on average equity	-23.9%	5.9%
Annualized return (loss) on average assets	-1.58%	0.50%
Net interest margin	4.61%	5.09%
Efficiency ratio	92.4%	78.1%
Loan to Deposit Ratio	81.1%	93.5%
Total Risk-Based Capital Ratio	12.9%	12.8%